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                                                                  EXHIBIT (a)(2)

P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE

IFS Americas, Inc. Signs Definitive Agreement to Acquire
Effective Management Systems, Inc.

IFS Americas, Inc. to Commence Tender Offer at $4.50 Per Share In Cash

TUCSON, ARIZONA, AND MILWAUKEE, WISCONSIN, SEPTEMBER 1, 1999 - IFS Americas, Inc. ("IFS") (a Delaware Corporation) and Effective Management Systems, Inc. (OTC:EMSI) ("EMS" or the "Company") today announced a definitive merger agreement for IFS to acquire all of the outstanding common stock of EMS at $4.50 per share.

Under the terms of the merger agreement, IFS will promptly commence a cash tender offer for all outstanding EMS shares at a price of $4.50 per share, net in cash. Shares not purchased in the tender offer will be acquired in a subsequent merger at the same price as soon as practicable after completion of the tender offer. The tender offer is subject to a number of conditions including customary regulatory approvals and IFS getting control over at least 75% of the shares of EMS. The transaction has been approved by the Boards of Directors of both companies. The merger agreement is not subject to a financing contingency.

IFS also entered into agreements with the founders and key members of executive management of EMS who agreed to tender their shares in EMS.

The merger with EMS, a leader in enterprise software, strengthens IFS' position in the U.S. with a strong sales and service staff, experienced in supporting manufacturing companies, while providing IFS with the additional infrastructure necessary to keep pace with its rapid growth. In addition, EMS' strength in shop floor business solutions, further extends the IFS product offering to more diverse markets.

Terje Vangbo, president and CEO of IFS, Inc., commented, "IFS is experiencing record growth this year, and our future growth plans are even more aggressive. Since the U.S. market is critical to maintaining our momentum, we believe strategic acquisitions are necessary. It might have taken years to build an experienced pool of industry-knowledgeable professionals who know and understand our U.S. target market - mid-size manufacturers. The EMS acquisition gives us immediate access to some of the finest manufacturing software talent in the industry."

EMS president and CEO, Michael D. Dunham, stated, "Our customers will now have the support and stability of a large, global organization that can provide a greater level of product development and support. Another plus is the strong cultural fit between the two companies, since, like IFS, we have built a large, satisfied customer base by establishing long-term relationships one by one. This acquisition is a great marriage that will increase the overall level of service to both EMS and IFS customers."


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ABOUT EFFECTIVE MANAGEMENT SYSTEMS

Effective Management Systems, Inc. (EMS), with headquarters in Milwaukee, Wisconsin, is a provider of Enterprise Resource Planning (ERP) and Manufacturing Execution System (MES) software that helps companies optimize their manufacturing operations and coordinate those operations with all aspects of their business. EMS customers quickly and affordably integrate their entire enterprises to reduce lead times, increase throughput, improve customer service, and maintain their competitive positions. From small, single-location companies to mid-size manufacturing companies with multiple plants and relatively complex business management needs, over 21 years, EMS has delivered pre-integrated, comprehensive solutions within its TCM(TM) (Time Critical Manufacturing) software suite to over 800 discrete manufacturing facilities in the U.S., Canada, Europe and Asia.

EMS's Intercim Division, based in Minneapolis, specializes in providing factory-floor manufacturing-software solutions to Fortune 500 companies, including Boeing Co. and Eastman Kodak Co., with complex production challenges. Intercim has been providing information-management solutions for more than 15 years and has over 700 installations worldwide.

ABOUT IFS AND IFS APPLICATIONS

Industrial & Financial Systems, IFS AB, develops and supplies IFS
Applications(TM), which is a complete Enterprise Resource Planning (ERP) system for business processes in medium-to large-sized companies. It covers manufacturing, distribution, financials, maintenance management, resource management, engineering and the front office.

The IFS business concept is to increase the freedom of action and competitiveness of companies by offering standardized business systems based on leading technologies.

IFS Applications is one of the first business systems in the market developed entirely using a component-based architecture, which means that it can be readily adapted to the needs of individual customers. This comprehensive, web-enabled solution ties front and back offices together, creating a true backbone for e-commerce.

IFS is the world's fastest-growing company in the ERP and maintenance software market. The company has 2,500 employees and its products are sold in 34 countries around the world. Some of the more than 1,600 major customers include Volvo, NEC, Akzo Nobel, Caterpillar, Saab, Nikon, Kimball, AlliedSignal, Ericsson, International Paper, Sundstrand Corporation and Rover Group.

                                      # # #

This news release does not constitute an offer to purchase any securities, nor a solicitation of a proxy, consent, authorization or agent designation with respect to a meeting of the EMS stockholders. The tender offer will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state law. IFS has retained MacKenzie Partners, Inc. as Information Agent for the Offer.
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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release, including, without limitation, statements containing the words "believes," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following; recent poor financial results, financial covenants and limitations, lack of liquidity, recent restructuring of the Company, dependence on principal products, the Company's relationship with Baan, dependence on third party software, dependence on key employees, new products and technical change, intellectual property and property rights, variability of quarterly operating results, limited back log, competition, expansion plans, and control by management. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. IFS and EMS disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

IFS Applications (TM) is a trademark of IFS Industrial and Financial Systems. EMS, TCM, and FACTORYnet are trademarks or registered trademarks of Effective Management Systems, Inc. or its subsidiaries. All other referenced company or product names are trademarks or registered trademarks of their respective owners.
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FOR ADDITIONAL INFORMATION, CONTACT:

TERJE VANGBO, PRESIDENT & CEO
IFS, INC.
847/995-9600 phone
847/995-9607 fax
tvangbo@ifsna.com
http://www.ifsab.com

MICHAEL D. DUNHAM, PRESIDENT & CEO
EMS
414/359-9800 phone
414/359-9801 fax
mdunham@ems.com
http://www.ems.com